EXHIBIT 99.1

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

            LIGAND REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2004:
    NET PRODUCT SALES INCREASE 49% AND TOTAL REVENUES UP 39% OVER PRIOR YEAR

                -- AVINZA AND ONTAK DEMAND GROWTH ACCELERATES --
                    -- MANAGEMENT UPDATES ANNUAL GUIDANCE --

     SAN DIEGO, CA - AUGUST 3, 2004 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported total net product sales for the second quarter ended June 30, 2004, of $37.5 million, a 49% increase over the $25.2 million in total net product sales in the second quarter of 2003. The increase was driven by AVINZA(R) (morphine sulfate extended-release capsules) sales of $23.3 million and solid oncology product revenues.

     Ligand's total revenues for the second quarter of 2004 were $40.5 million, compared to $29.1 million for the same period in 2003, an increase of 39%. Net loss for the second quarter of 2004 was $14.2 million ($0.19 per share), compared to a net loss of $12.0 million ($0.17 per share) for the same period in 2003.

     For the first half of 2004, net product sales were $71.6 million, compared to $44.1 million in the same period of 2003, an increase of 62%. Total revenues for the first half of 2004 were $77.1 million, compared to $52.3 million in the same period of 2003, an increase of 47%. Net loss for the first half of 2004 was $27.4 million ($0.37 per share), compared to $32.3 million ($0.46 per share) in the same period of 2003, a decrease of 15% (20% per share).

     "We are pleased with the acceleration of demand growth during second quarter for AVINZA and ONTAK(R) and believe that the AVINZA sales mix changes and geographic demand changes that have impacted net product sales in the first half of this year (increased rebates and returns) are now better understood and built into our forward planning," said Paul V. Maier, Ligand's senior vice president and chief financial officer.

     In the second quarter and first half of 2004, net sales of individual products were:

----------------------------------------- ------------------ ------------------- ----------------- ---------------------
                                          2Q 2004 SALES      2Q 2003 SALES       1H 2004           1H 2003
                                          (MILLION)          (MILLION)           SALES (MILLION)   SALES (MILLION)
----------------------------------------- ------------------ ------------------- ----------------- ---------------------
AVINZA(R)                                         $23.3               $11.6              $45.8               $18.3
----------------------------------------- ------------------ ------------------- ----------------- ---------------------
ONTAK(R)(denileukin diftitox)                       $8.7               $9.2               $16.0               $16.4
----------------------------------------- ------------------ ------------------- ----------------- ---------------------
Targretin(R)(bexarotene) capsules                   $4.2               $2.8               $7.7                $6.4
----------------------------------------- ------------------ ------------------- ----------------- ---------------------
Targretin gel and                                  $1.3               $1.5               $2.1                $3.0
Panretin(R)(alitretinoin) gel
----------------------------------------- ------------------ ------------------- ----------------- ---------------------
TOTAL NET PRODUCT SALES                           $37.5               $25.2              $71.6               $44.1
----------------------------------------- ------------------ ------------------- ----------------- ---------------------

     Gross margin on product sales was 74% in the second quarter of 2004, compared to 69% in the same period of 2003. This increase in the margin in 2004 is due to the relative increase of sales of AVINZA and the impact of price increases effective January 1, 2004, across key products. Cost of products sold for second quarter 2004 and 2003 includes approximately $2.7 million in non-cash expense primarily related to amortization of license, royalty, and technology rights for AVINZA and ONTAK. Because the amounts of these quarterly non-cash expenses are fixed over AVINZA's and ONTAK's patent lives, the products' gross margins should continue to improve in 2004 as sales volumes increase. AVINZA gross margin is also expected to improve further in the second half of 2004 as a result of a price increase effective July 1, 2004. For the first half of 2004, gross margin was 74%, compared to 67% for the same period of 2003.

     Collaborative research and development and other revenues were $3.0 million in the second quarter of 2004, compared to $3.9 million in the same period of 2003. For the first half of 2004, collaborative research and development and other revenues were $5.5 million, compared to $8.1 million in the same period of 2003. "Given the timing of potential product milestones and other revenue items, we expect other revenues to grow significantly with more than 80-85% occurring in the third and fourth quarters," Maier said.

     Research and development expenses were $18.2 million in the second quarter of 2004, compared to $16.9 million in the same period of 2003, an increase of 8%. For the first half of 2004, R&D expenses were $35.0 million, compared to $33.5 million in the same period of 2003, in line with Ligand's expectations.

     Selling, general, and administrative expenses were $16.6 million for the second quarter of 2004, compared to $13.6 million in the same period of 2003, an increase of 22%. Ligand's second quarter SG&A expenses include a 50/50 sharing with Ligand's AVINZA co-promotion partner, Organon, of AVINZA's advertising, medical affairs, and clinical trials costs. The increase in SG&A expenses was primarily due to costs associated with additional Ligand sales representatives hired to promote AVINZA, and higher advertising and promotion expenses for AVINZA in connection with our arrangement with Organon. For the first half of 2004, SG&A expenses were $31.1 million, compared to $26.0 million in the same period of 2003, an increase of 20%.

     Co-promotion expense payable to Organon for the second quarter and first half of 2004 amounted to $7.0 million and $13.7 million, respectively. No co-promotion payments were recorded in the first half of 2003 due to the contract exclusion of the first $35 million of AVINZA sales for 2003 only.

     "Our SG&A expenses in the second quarter and first half were in line with our expectations and are tracking within the range of our annual guidance," Maier said.

     Loss from operations was $11.3 million in the second quarter of 2004, compared to $9.1 million in the same period in 2003, an increase of 24%. For the first half of 2004, loss from operations was $21.5 million, compared to $21.6 million in the same period of 2003. Loss from operations is expected to be eliminated in the second half of 2004 as product sales and revenues grow, and as expenses track within Ligand's guidance range.

     As of June 30, 2004, Ligand had cash, cash equivalents, short-term investments and restricted cash of $87.5 million, compared to $98.8 million at the end of the first quarter. Operating cash burn in the first half of 2004 was $15.3 million.

AVINZA UPDATE

     "AVINZA accelerated growth and market share in the second quarter in spite of an overall market growth slowdown and is poised for further acceleration in the second half of the year based upon ongoing investments and share of voice (tied for number one in second quarter) in the SRO chronic pain market," Maier said. "Total prescriptions increased 21% over the prior quarter (based on IMS NPA monthly data, which does not include institutional use in hospitals, federal facilities and other non-retail outlets) reflecting continued solid growth. In addition, our weekly prescription market share of 4.5% for the last week of June 2004 (4.7% in most recent July 23 data) continues in line with our previously announced goal to achieve 6-7% weekly market share by December 2004. Monthly prescription market share, increasingly a more accurate reflection of AVINZA market share progress, increased from 3.5% for March 2004 to 4% for June 2004. Quarterly prescription market share increased from 3.2% in first quarter 2004 to 3.8% in second quarter 2004."

                           AVINZA Growth/Market Share

----------------------------- --------------- -------------- -------------- ------------------ ------------------
                                 1st Qtr          April           May              Jun              2nd Qtr
----------------------------- --------------- -------------- -------------- ------------------ ------------------
   % of Change vs. Prior            20             1.9            3.9              7.8                21
         Month/Qtr
----------------------------- --------------- -------------- -------------- ------------------ ------------------
         Market Share %            3.2             3.6            3.9              4.0                3.8
----------------------------- --------------- -------------- -------------- ------------------ ------------------

     "We believe that the expansion of our sales force calls has begun to result in further market penetration of the primary care physician segment and to strengthen our foothold in the long-term care/hospice arena. We are pleased with the achievement of the targeted monthly calls of approximately 45,000 to 50,000 during the second quarter. Further, the additional 36 Ligand specialty sales representatives were hired and trained during the second quarter and are expected to achieve an additional estimated 5,000 calls per month on top decile primary care physicians during the third quarter. Coupled with the long-term care/hospice calling program underway in the second quarter, we expect the above activities to translate to accelerating AVINZA prescription trends, market share, and sales during the second half of 2004," said Maier. "We also expect second half 2004 sales to benefit substantially from a 9.0% price increase effective July 1, 2004, and continued improvement in dosage mix resulting in higher WAC per prescription."

     Ligand estimates that AVINZA retail pharmacy stocking expanded to approximately 26,000 to 27,000 pharmacies at the end of the second quarter, up from 24,000 to 25,000 at the end of the first quarter and consistent with the company's goal to have AVINZA available for patients in 30,000 pharmacies by year end 2004. "We estimate greater than 135% of AVINZA's second quarter sales of $23.3 million were covered by prescription demand across all segments, and new retail pharmacy stocking. This is consistent with IMS NSP estimates of second quarter AVINZA demand of $31.5 million. Notwithstanding the price increase July 1, 2004, we estimate no overall expansion of wholesale and chain inventory during the quarter, consistent with our annual goal," Maier said. "Second quarter AVINZA sales were adversely affected by the continued impact of Medicaid rebates (estimated at $2.6 million, including price increase effect) resulting from significantly higher Medicaid prescriptions in one state where AVINZA obtained preferred formulary status. Review of actual advance Medicaid data available through mid-second quarter for that state indicates that Medicaid prescriptions as a percent of total prescriptions have ceased to grow, and with six months of data experience in hand we expect Medicaid rebates will normalize for the second half of 2004," said Maier. AVINZA sales were also negatively impacted by increased provision (accruals) of approximately $3.9 million (including higher actual and expected future product returns) resulting primarily from development-stage batches with shorter than normal expiry dates as well as local excess wholesaler inventories in certain sales geographies where demand and inventories were not well matched," explained Maier. "We expect that as AVINZA prescriptions continue to increase and given that there are no more development-stage batches in the wholesale channel, product returns will normalize to a more predictable level across all geographic territories."

UPDATE ON IN-LINE ONCOLOGY PRODUCTS

     "In-line oncology product sales increased 5% compared to prior year and 21% compared to the first quarter 2004," Maier said. "Demand for ONTAK (as measured by unit shipments to end users) demonstrated dramatic growth, increasing 37% in the second quarter 2004, compared to the same period in 2003, with record shipments in June 2004. ONTAK shipments increased 29% in the first half of 2004 compared to prior year. We expect third and fourth quarter sales of ONTAK to increasingly reflect the continued strong demand experienced over the past two quarters as our customers in hospitals and physician offices have adjusted to the 2004 CMS reimbursement rates."

     Distribution Services Agreements (DSAs) or fee-for-service agreements on ONTAK are in contract-signature stage with several major wholesalers and are expected to result in a more direct translation of demand to purchases and improved average prices for the second half of 2004. Similar agreements are in negotiations and are expected to be in place on Ligand's other products during third quarter providing similar improvements for AVINZA and Targretin capsules and gel.

     "Targretin capsule net sales in the U.S. and Europe increased 50% in the second quarter 2004, compared to prior year. The increase in sales of Targretin capsules in 2004 compared to 2003 reflects both volume increases and a 7% price increase in the U.S. effective January 1, 2004. In June 2004 the Centers for Medicare and Medicaid Services (CMS) announced formal implementation of the
Section 641 demonstration program under the Medicare Modernization Act of 2003, including reimbursement under Medicare for Targretin capsules and gel for patients with cutaneous T-cell lymphoma. As a result, we continue to expect improved patient access for Targretin in the second half of 2004," said Maier.

UPDATE ON SPIRIT I AND II FIRST-LINE NSCLC REGISTRATION TRIALS

     SPRIRT I and SPIRIT II, the two large Phase III studies evaluating the survival benefit of adding Targretin capsules to two different chemotherapy regimens in first-line non-small cell lung cancer (NSCLC), are on schedule for final data analysis at the end of first quarter 2005.

     Case report form collection in both studies is on schedule, with more than 150,000 forms received and processed. Several Phase I and II studies designed to support the supplemental NDA submission have been completed. The demographic profiles of the patient populations in SPIRIT I and II are well balanced between both arms in each study and also compares well with the patient demographics in several recent large Phase III registration studies using similar chemotherapeutic regimens.

     Ligand will be presenting an update on progress being made toward understanding Targretin's mechanism of action in NSCLC and recent data from Phase II studies at an IASLC/ASCO/ESMO lung cancer conference in Lisbon, Portugal, September 1-5, 2004.

FINANCIAL OUTLOOK FOR 2004

     "We believe Ligand's net product sales will continue to accelerate in 2004, based on solid end-user demand for our in-line oncology products and full-year benefit of greatly increased sales and marketing capabilities and investments behind AVINZA," Maier said. "We continue to believe 2004 will be the transition year to a high growth, profitable biopharmaceutical business with tremendous strength of product assets to drive that growth going forward."

     For the year, Ligand updates its previous guidance, expecting:

o    Total revenues between $235 and $255 million.

o Net product sales between $195 and $210 million, with AVINZA product sales approximately two-thirds. AVINZA weekly retail Rx market share exiting 2004 between 6-7%. Gross margin on overall product sales estimated at 79-80%.

o Slower growth in expenses with total operating expenses between $170 and $184 million (excluding cost of products sold but including co-promotion expenses).

o    Full year operating income between $20 and $24 million.

o    Basic EPS of $.12 to $.17 per share, with trend toward mid-range.

     "We believe that our financial goals for the year can be achieved through reasonable expense discipline, continued strong product sales growth and improved other revenue offsetting AVINZA higher rebates/returns and remain focused on achieving those goals for 2004," Maier said.

RECENT LIGAND HIGHLIGHTS

o LIGAND EARNS $1.0 MILLION MILESTONE PAYMENT AS TAP DECLARES A SECOND SARM CLINICAL CANDIDATE. TAP selected an additional selective androgen receptor modulator (SARM) clinical candidate for development for the treatment of major androgen-related diseases. The first clinical candidate, LGD122941 continues toward IND filing.

o LIGAND UPDATES NAVEGLITAZAR DEVELOPMENT PLAN FOLLOWING POSITIVE PHASE II DATA PRESENTATION AT ADA MEETING AND NEW FDA GUIDANCE FOR PPAR DRUG DEVELOPMENT. Naveglitazar (formerly LY519818) Phase II data presented at the annual ADA meeting demonstrated positive efficacy and tolerance. Naveglitazar is a novel, potent, oral once-daily peroxisome proliferators-activated receptor (PPAR) modulator. New FDA divisional guidance will delay naveglitazar development plans 18-24 months until two-year rodent toxicity is completed and reviewed by the agency.

o LIGAND'S TARGRETIN IS INCLUDED ON CMS LIST OF NEWLY COVERED MEDICARE PRODUCTS UNDER SECTION 641. The CMS recently-announced implementation of
     Section 641 demonstration program includes reimbursement under Medicare for Targretin capsules and gel for patients with CTCL.

o LIGAND EARNS $1.0 MILLION MILESTONE PAYMENT AS GLAXOSMITHKLINE ADVANCES DEVELOPMENT OF GW501516. GSK is continuing Phase II development of GW501516, a novel PPAR modulator for the treatment of dyslipidemias.

o LIGAND AND INVESTIGATORS PRESENT EXCITING SCIENTIFIC AND CLINICAL DATA UPDATES FOR ONCOLOGY PRODUCTS TARGRETIN AND ONTAK AT ASCO MEETING. Several clinical trials and IN VITRO studies were presented at the annual meeting of the American Society of Clinical Oncology (ASCO). New evidence of synergy between Targretin and EGF receptor inhibitors was demonstrated on human non-small cell lung cancer lines. Improved event-free survival was indicated with Targretin in combination with chemotherapy in a Phase II study.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at HTTP://WWW.LIGAND.COM (investor relations page) and at HTTP://WWW.STREETEVENTS.COM on August 3, 2004, at 8:30 a.m. Eastern time (5:30 a.m. Pacific), and will be archived for 30 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to WWW.LIGAND.COM.


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


CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the outlook and guidance for future financial performance; demand, sales and revenue growth; forward planning; loss from operations; profitability; AVINZA acceleration, market share, sales, sales calls, prescription trends, and rebates; ONTAK demand, completion of agreements; improved patient access; clinical trial plans and timetables. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will achieve its guidance for 2004 or grow revenues, demand or sales, or eliminate losses and achieve future profitability; nor that results of any clinical study will be timely, favorable or confirmed by later studies; that products under development by Ligand or its partners will receive marketing approval; that there will be a market for the drugs if successfully developed and approved; that expanded sales force efforts will be successful, that AVINZA or any of our oncology products will achieve expected sales or continue to grow, or that our products will achieve expected margins, rebates or reimbursement rates. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at http://www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                                      # # #

                       LIGAND PHARMACEUTICALS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                        (in thousands, except share data)

                                                              THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                   JUNE 30,                              JUNE 30,
                                                      ------------------------------------  -----------------------------------
                                                           2004                 2003              2004              2003
                                                      ----------------     ---------------  -----------------  ----------------
REVENUES:
   Product sales                                         $   37,485          $   25,187       $    71,621        $    44,115
   Collaborative research and development
      and other revenues                                      2,975               3,939             5,451              8,135
                                                      ----------------     ---------------  -----------------  ----------------
      Total revenues                                         40,460              29,126            77,072             52,250
                                                      ----------------     ---------------  -----------------  ----------------

OPERATING COSTS AND EXPENSES:
   Cost of products sold                                      9,926               7,766            18,749             14,386
   Research and development                                  18,174              16,859            35,026             33,499
   Selling, general and administrative                       16,625              13,571            31,097             25,998
   Co-promotion                                               7,000                  --            13,731                 --
                                                      ----------------     ---------------  -----------------  ----------------
      Total operating costs and expenses                     51,725              38,196            98,603             73,883
                                                      ----------------     ---------------  -----------------  ----------------

Loss from operations                                        (11,265)             (9,070)          (21,531)           (21,633)

Other expense, net                                           (2,951)             (2,927)           (5,824)           (10,684)
                                                      ----------------     ---------------  -----------------  ----------------
Net loss                                                 $  (14,216)         $  (11,997)      $   (27,355)       $   (32,317)
                                                      ================     ===============  =================  ================

BASIC AND DILUTED PER SHARE AMOUNTS:
Net loss                                                 $    (0.19)         $    (0.17)     $      (0.37)       $     (0.46)
                                                      ================     ===============  =================  ================
Weighted average number of common shares outstanding     73,754,146          69,275,323        73,528,581         69,754,200
                                                      ================     ===============  =================  ================

                       LIGAND PHARMACEUTICALS INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                 (in thousands)


                                                            JUNE 30, 2004            DECEMBER 31, 2003
                                                        -----------------------  -----------------------
ASSETS

Current assets:
   Cash, cash equivalents and short-term investments        $       85,878           $       99,034
     ($4,623 and $9,204  restricted at June 30,
     2004 and December 31, 2003, respectively)
   Other current assets                                             32,933                   31,123
                                                        -----------------------  -----------------------
     Total current assets                                          118,811                  130,157
Restricted investments                                               1,656                    1,656
Property and equipment, net                                         23,910                   23,501
Acquired technology and product rights, net                        132,520                  137,857
Other assets                                                         8,420                    8,084
                                                        -----------------------  -----------------------
                                                            $      285,317           $      301,255
                                                        =======================  =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                         $       61,470           $       54,049
Long-term debt                                                     167,256                  167,408
Other long-term liabilities                                          8,592                    9,070
Stockholders' equity                                                47,999                   70,728
                                                        -----------------------  -----------------------
                                                            $      285,317           $      301,255
                                                        =======================  =======================


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